Exhibit 10.1

SECOND AMENDMENT TO

UNITED AIRLINES HOLDINGS, INC.

AMENDED AND RESTATED 2021 INCENTIVE COMPENSATION PLAN

WHEREAS, United Airlines Holdings, Inc. (the “Company”) has heretofore adopted the United Airlines Holdings, Inc. Amended and Restated 2021 Incentive Compensation Plan (the “Plan”) which was approved by stockholders effective May 26, 2021 at the Company’s 2021 Annual Meeting of Stockholders and which was subsequently amended effective May 24, 2023 at the Company’s 2023 Annual Meeting of Stockholders; and

WHEREAS, the Company wishes to amend the Plan to increase the number of shares of common stock of the Company, par value $0.01 per share, available for issuance under the Plan by up to 2,700,000 and to prohibit the recycling of shares used to satisfy the withholding tax requirements related to stock option and stock appreciation rights awards; and

NOW, THEREFORE, the Plan shall be amended, effective as of the date on which the stockholders of the Company approve such amendment at the 2024 Annual Meeting of Stockholders, as follows:

1.	The first sentence of Section 4(a) is deleted and replaced with the following:

Subject to adjustment as provided in Section 4(b), the number of Shares initially available under this Plan, other than Substitute Awards, shall be the sum of (i) 8,500,000 and (ii) the number of Shares that remained available for issuance under the Prior Plan effective as of May 26, 2021 when the Plan was first approved by stockholders, all of which may be delivered pursuant to Incentive Stock Options

2.	The third paragraph of Section 4(a) is deleted and replaced with the following:

If, after the effective date of the Plan, any Award granted under the Plan or the Prior Plan, other than a Substitute Award, (1) is forfeited, or otherwise expires, terminates or is canceled without the delivery of all Shares subject thereto (including the forfeiture of Shares subject to a performance-based award due to the failure to achieve the maximum level of performance), or (2) is settled in cash, then, in the case of clauses (1) and (2), the number of Shares subject to such Award that were not issued with respect to such Award shall again be available under this Plan. In addition, the Shares subject to an Award (other than an Option or SAR) under this Plan or a Prior Plan shall again be available for issuance under this Plan if such Shares are Shares delivered to or withheld by the Company to pay the withholding taxes related to such outstanding Award. For the avoidance of doubt, any Award granted under the Plan that in accordance with its terms may only be settled in cash, including cash-settled RSUs, shall not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing, Shares subject to an Award under this Plan or a Prior Plan shall not again be available for issuance under this Plan if such Shares are (w) Shares that were subject to an Option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such Option or SAR, (x) Shares delivered to or withheld by the Company to pay the purchase price relating to an outstanding Award, (y) Shares delivered to or withheld by the Company to pay the withholding taxes related to an outstanding Option or SAR or (z) Shares repurchased by the Company on the open market with the proceeds of an Option exercise.

3.	Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company, acting pursuant to authority granted to him by the Board of Directors of the Company, has executed this instrument on this 22nd day of May, 2024.

UNITED AIRLINES HOLDINGS, INC.

By:	/s/ Robert S. Rivkin
Name:	Robert S. Rivkin
Title:	Senior Vice President, Chief Legal Officer and General Counsel